NIKE, INC.

RESTRICTED STOCK AGREEMENT
(for Non-Employee Directors)

Pursuant to paragraph 7 of the 1990 Stock Incentive Plan (the “Plan”) of NIKE, Inc., an Oregon corporation (the “Company”), and effective as of ______________ (the “Grant Date”), the Company hereby grants restricted stock to ______________ (the “Recipient”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this restricted stock grant, the Recipient agrees to all of the terms and conditions of this Agreement. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

1.    Grant of Restricted Stock. Subject to the terms and conditions of this Agreement, the Company hereby grants to the Recipient ______________ shares of Class B Common Stock of the Company (the “Restricted Shares”). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 3 below.

2.    Vesting.

2.1    Generally. All of the Restricted Shares shall initially be unvested, and shall become 100% vested [To be used for a Non-Employee Director’s initial award: on the first anniversary of the Grant Date] [To be used for all other awards to Non-Employee Directors: on the date that is the earlier of (a) the date of the first annual meeting of shareholders of the Company held after the Grant Date and (b) the last day of the 12th full calendar month following the Grant Date] (provided that the Recipient is employed by or in the service of the Company on the vesting date). For purposes of this Agreement, the Recipient is considered to be employed by or in the service of the Company if the Recipient is employed by or in the service of the Company or any parent or subsidiary corporation of the Company (an “Employer”).

2.2    Acceleration Upon Death or Disability. If the Recipient ceases to be employed by or in the service of the Company as a result of death or physical disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended), all of the Restricted Shares shall immediately vest.

2.3    Double Trigger Acceleration in Connection with a Change in Control. All of the Restricted Shares shall immediately vest if a Change in Control (as defined below) occurs and at any time after the Change in Control and on or before the second anniversary of the Change in Control, the Recipient is removed or is not re-elected as a director of the Company by the Company’s shareholders without Cause (as defined below) or the Recipient resigns as a director of the Company for Good Reason (as defined below). In addition, all of the Restricted Shares shall vest immediately prior to the consummation of a Change in Control if (a) the Recipient is removed or is not re-elected as a director of the Company by the Company’s shareholders without Cause or the Recipient resigns as a director of the Company for Good Reason after Shareholder Approval (as defined below) but before the Change in Control and (b) the Change in Control occurs within one year following the Recipient’s termination of service as a director.

2.3.1    For purposes of this Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events:

(a)    At any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof; provided, however, that the term “Incumbent Director” shall also include each new director elected during such two-year period whose nomination or election was approved by two-thirds of the Incumbent Directors then in office;
(b)    At any time that the holders of the Class A Common Stock of the Company have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company;
(c)    At any time after such time as the holders of the Class A Common Stock of the Company cease to have the right to elect (voting as a separate class) a majority of the members of the Board of Directors of the Company, any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall, as a result of a tender or exchange offer, open market purchases or privately negotiated purchases from anyone other than the Company, have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities;
(d)    A consolidation, merger or plan of exchange involving the Company (“Merger”) as a result of which the holders of outstanding Voting Securities immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving corporation or a parent corporation of the surviving corporation immediately after the Merger, disregarding any Voting Securities issued to or retained by such holders in respect of securities of any other party to the Merger; or
(e)    A sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company.
2.3.2    For purposes of this Agreement, “Shareholder Approval” shall mean approval by the shareholders of the Company of a transaction, the consummation of which would be a Change in Control.

2.3.3    For purposes of this Agreement, “Cause” shall mean (a) the willful and continued failure to perform substantially the Recipient’s duties as a director of the Company (other than any such failure resulting from incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Recipient by the Company which specifically identifies the manner in which the Company believes that the Recipient has not substantially performed the Recipient’s duties, or (b) the willful engagement in illegal conduct which is materially and demonstrably injurious to the Company. No act, or failure to act, shall be considered “willful” if the Recipient reasonably believed that the action or omission was in, or not opposed to, the best interests of the Company.

2.3.4    For purposes of this Agreement, “Good Reason” shall mean:

(a)    the Company ceases to be a public company whose Class B Common Stock is traded on the New York Stock Exchange or other comparable securities exchange,
(b)    the Board of Directors of the Company, any holder of more than fifty percent (50%) of the then outstanding Class A Common Stock of the Company, or any holder of Voting Securities representing thirty percent (30%) or more of the combined voting power of the then outstanding Voting Securities requests the Recipient to resign as a director of the Company, or
(c)    a reduction in the Recipient’s director compensation as in effect immediately prior to Shareholder Approval, if applicable, or the Change in Control.
3.    Forfeiture Restriction.  If the Recipient ceases to be employed by or in the service of the Company for any reason or for no reason, with or without cause, any Restricted Shares that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service shall be forfeited to the Company; provided, however, that if the Recipient is removed or is not re-elected as a director of the Company by the Company’s shareholders without Cause or the Recipient resigns as a director of the Company for Good Reason after Shareholder Approval but before a Change in Control, any Restricted Shares will not be forfeited under this sentence unless a Change in Control does not subsequently occur within one year following the Recipient’s termination of service as a director. Nothing contained in this Agreement shall confer upon the Recipient any right to continue to provide services to the Company or any Employer or to interfere in any way with the right of the Company or any Employer to terminate the Recipient’s services at any time for any reason, with or without cause.

4.    Restriction on Transfer. The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, except by will or by the laws of descent and distribution of the state or country of the Recipient’s domicile at the time of death. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 4 shall be null and void.

5.    Rights as Shareholder; Dividends. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, the Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive ordinary dividends payable with respect to the Restricted Shares from the date of this Agreement.

6.    Stock Certificate. To secure the rights of the Company under Section 3, the Company will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient. After Restricted Shares have vested, the Company shall deliver a certificate for the remaining vested Restricted Shares to the Recipient.

7.    Changes in Capital Structure.  If, prior to vesting of Restricted Shares, the outstanding Class B Common Stock is increased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation as a result of a stock dividend, stock split, reorganization, merger, consolidation, plan of exchange, recapitalization or reclassification, the restrictions and other provisions of this Agreement shall apply to any such additional shares of Class B Common Stock or other shares or securities which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

8.    Restrictive Legends.  Stock certificates for shares issued under this Agreement may bear the following legends:

The shares represented by this certificate are subject to a Restricted Stock Agreement between the registered owner and NIKE, Inc. which restricts the transferability of the shares. A copy of the agreement is on file with the Secretary of NIKE, Inc.

9.    Section 83(b) Election.

The Recipient acknowledges that, under Section 83(a) of the Code, the excess of the Value (as defined below) of the unvested Restricted Shares on the date the forfeiture restrictions lapse (the “Vesting Date”) over the purchase price, if any, paid for such Restricted Shares will be treated as ordinary compensation income for federal and state income tax purposes, subject to applicable tax reporting obligations. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Restricted Shares that did not vest pursuant to Section 2 above at or prior to the time of such termination of employment or service. The Recipient understands that the Recipient may elect under Section 83(b) of the Code to be taxed at the time the Restricted Shares are acquired, rather than when and as the Restricted Shares cease to be subject to the forfeiture restrictions. Such election (an “83(b) Election”) must be filed with the Internal Revenue Service within thirty (30) days from the Grant Date. Even if the Value of the Restricted Shares on the Grant Date equals the purchase price, if any, (and thus no tax is payable), the Recipient must file the election within the 30-day period.

The Recipient understands that (a) the Recipient will not be entitled to a deduction for any ordinary compensation income previously recognized as a result of the 83(b) Election if the unvested Restricted Shares are subsequently forfeited to the Company, and (b) the 83(b) Election may cause the Recipient to recognize more ordinary compensation income than the Recipient would have otherwise recognized if the Value of the unvested Restricted Shares subsequently declines.

Unless the Recipient timely files an 83(b) Election, until the Restricted Shares become vested, they will not be treated as issued shares for federal income tax purposes and dividends paid to the Recipient with respect to the Restricted Shares will be treated for federal income tax purposes as additional ordinary compensation income.

For purposes of this Section 9, the “Value” of a Restricted Share shall be equal to the closing market price for Class B Common Stock on the Vesting Date, the Grant Date, or such other date as may be applicable, or if there has been no sale on that date, on the last preceding date on which a sale occurred. In the event the Recipient files an 83(b) Election, the Recipient will determine the fair market value of the Restricted Shares by multiplying the number of Restricted Shares by the Value of a Restricted Share on the Grant Date (or, as provided in the immediately preceding sentence, if there has been no sale of Class B Common Stock on that date, on the last preceding date on which a sale occurred).

The form for making an 83(b) Election is attached to this Agreement as Attachment 1. The failure to file such an election within the 30-day period following the Grant Date may result in the Recipient’s recognition of ordinary compensation income on the Vesting Date. The Recipient understands that an additional copy of such election form should be filed with the Recipient’s federal income tax return for the calendar year in which the date of this Agreement falls.

The Recipient acknowledges that the foregoing is only a summary of the federal income tax laws that apply to the receipt of the Restricted Shares under this Agreement and does not purport to be complete. The Recipient is aware that the Recipient should consult a competent and independent tax advisor for a full understanding of the specific tax consequences of receiving or disposing of the Restricted Shares and choosing to make or not make an 83(b) Election.

The Recipient agrees that the Recipient will execute and deliver to the Company with this Agreement a copy of the 83(b) Election attached hereto as Attachment 1 if the Recipient chooses to make such an election.

10.    Miscellaneous.

10.1     Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and the Recipient.

10.2    Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to the Recipient at the address of the Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

10.3    Rights and Benefits. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the restrictions on transfer of this Agreement, be binding upon the Recipient’s heirs, executors, administrators, successors and assigns.

10.4    Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.5    Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of, and agree that such litigation shall be conducted in, the courts of Washington County, Oregon or the United States District Court for the District of Oregon, where this Agreement is made and/or to be performed. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

ATTACHMENT 1

ELECTION UNDER SECTION 83(B) OF THE INTERNAL REVENUE CODE OF 1986
The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code, to include in taxpayer’s gross income for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below:

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:
NAME OF TAXPAYER:
NAME OF SPOUSE:
ADDRESS:

IDENTIFICATION NO. OF TAXPAYER:
IDENTIFICATION NO. OF SPOUSE:
TAXABLE YEAR: ___________

2.	The property with respect to which the election is made is described as follows: _______ shares of the Class B Common Stock of NIKE, Inc., an Oregon corporation (the “Company”).

3.	The date on which the property was transferred is: _____________, 20___

4.	The property is subject to the following restrictions:
The property is subject to a right pursuant to which taxpayer forfeits the rights in and to the shares if taxpayer’s service with the Company is terminated under certain circumstances. [To be used for a Non-Employee Director’s initial award: The forfeiture right lapses on the first anniversary of the date on which the property was transferred, with acceleration upon the occurrence of certain terminations of service in connection with certain corporate events.] [To be used for all other awards to Non-Employee Directors: The forfeiture right lapses on the earlier of (a) the date of the first annual meeting of shareholders of the Company held after the date on which the property was transferred and (b) the last day of the 12th full calendar month following the date on which the property was transferred, with acceleration upon the occurrence of certain terminations of service in connection with certain corporate events.]

5.	The aggregate fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such property is: $____________.

6.	The amount (if any) paid for such property is: $0.00.
The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above‑described property. The undersigned is the person performing the services in connection with the transfer of said property.
The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: Dated:	Recipient Recipient’s Spouse

90026-0003/LEGAL11372503.2

DISTRIBUTION OF COPIES

1.
File (via certified mail with the U.S. Postal Service) original with the Internal Revenue Service Center where the taxpayer’s income tax return will be filed. Filing must be made by no later than 30 days after the date the property was transferred.

2.	Attach one copy to the taxpayer’s income tax return for the taxable year in which the property was transferred.

3.	Mail one copy to the Company (along with a copy of the postmarked certified mailing receipt) to the following address:

NIKE, INC.
ONE BOWERMAN DRIVE, DF-4
BEAVERTON, OR 97005
ATTENTION: LEGAL DEPARTMENT, STOCK PLAN ADMINISTRATOR